Exhibit 99.1

Moelis & Company Reports Third Quarter 2016 Financial Results;
Quarterly Dividend of $0.32 Per Share

•                  Third quarter revenues of $150.7 million compare with $151.8 million of revenues in the third quarter of 2015; first nine month revenues of $408.8 million, up 8% from the same period of 2015

•                  GAAP net income of $0.39 per share (diluted) for the third quarter and $0.99 per share (diluted) for the first nine months of 2016; Adjusted net income of $0.44 per share (diluted) for the third quarter and $1.14 per share (diluted) for the first nine months of 2016

•                  Continued to execute on organic growth strategy

•      Entered into a strategic alliance with Alfaro, Dávila y Ríos, S.C., Mexico’s leading independent strategic and finacial advisory firm; Moelis & Company is now present in the two largest markets in Latin America

•      Added an Oil & Gas Senior Advisor in the Houston office to advise upstream clients; augments existing team of five Managing Directors and is the third senior hire in Houston this year

•      Added a Senior Advisor with significant M&A and operating experience and deep relationships with multinational companies in healthcare, industrials and business services

•                  Strong balance sheet with $235.6 million of cash and short-term investments and no debt at quarter-end

•                  Declared quarterly dividend of $0.32 per share

NEW YORK, October 26, 2016 — Moelis & Company (“we” or the “Firm”) (NYSE: MC) today reported financial results for the third quarter ended September 30, 2016.  The Firm’s total revenues for the third quarter were $150.7 million, representing a decrease of 1% from the prior year period.  The Firm reported third quarter 2016 GAAP net income of $35.3 million, or $0.39 per share (diluted).  On an Adjusted basis, the Firm reported net income of $25.7 million or $0.44 per share (diluted) for the third quarter of 2016, as compared with $25.1 million or $0.45 per share (diluted) in the prior year period.

Total revenues for the first nine months of 2016 were $408.8 million, up 8% from the $377.1 million of revenues earned in the first nine months of 2015.  GAAP net income for the period was $87.1 million, or $0.99 per share (diluted).  On an Adjusted basis, the Firm reported net income of $65.2 million or $1.14 per share (diluted) for the first nine months of 2016, as compared with $61.2 million or $1.11 per share (diluted) in the prior year period.

“Following a strong first half of the year, our third quarter revenues were flat with the prior year quarter, despite the M&A market being down almost 20% globally(1).  However, we continue to see strong M&A-related activity and growing restructuring-related activity, particularly in the US,” said Ken Moelis, Chairman and Chief Executive Officer.

“During the third quarter we expanded our global footprint with a strategic alliance in Mexico, and we recently bolstered our Oil & Gas and M&A expertise with veteran Senior Advisors.  We continue to invest in the organic growth of our business, which we believe results in a significantly higher return on invested capital. This allows us to generate significant cash flow which we will continue to return to our investors.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 38% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 62% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company.

In the second quarter of 2016, the Firm modified the description of its unaudited non-generally accepted accounting principles (“non-GAAP”) measure presented in its quarterly earnings release and other supplementary information from “Adjusted Pro Forma” to “Adjusted.” This modification impacted the descriptions only. The amounts and principles used to derive the Adjusted data have been consistently applied.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

(1)  Source: Thomson Financial as of October 5, 2016; includes all transactions greater than $100 million in value

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands except per share data)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Revenues	$150,676	$151,789	-1%	$150,676	$151,789	-1%
Income (loss) before income taxes	41,863	39,903	5%	42,504	41,879	1%
Provision for income taxes	6,550	5,273	24%	16,789	16,751	0%
Net income (loss)	35,313	34,630	2%	25,715	25,128	2%

Net income (loss) attributable to noncontrolling interests	25,824	24,540	5%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$9,489	$10,090	-6%	$25,715	$25,128	2%

Diluted earnings per share	$0.39	$0.47	-17%	$0.44	$0.45	-2%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands except per share data)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Revenues	$408,765	$377,074	8%	$408,765	$377,074	8%
Income (loss) before income taxes	103,852	97,098	7%	107,729	101,921	6%
Provision for income taxes	16,715	15,652	7%	42,553	40,768	4%
Net income (loss)	87,137	81,446	7%	65,176	61,153	7%

Net income (loss) attributable to noncontrolling interests	63,785	58,889	8%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$23,352	$22,557	4%	$65,176	$61,153	7%

Diluted earnings per share	$0.99	$1.07	-7%	$1.14	$1.11	3%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

For the third quarter of 2016, revenues were $150.7 million, representing a decrease of 1% from the record third quarter of 2015 in which we earned $151.8 million of revenues. This compares favorably with an 18% decrease in the number of global completed M&A transactions in the same period(1).

For the first nine months of 2016, revenues were $408.8 million as compared with $377.1 million in the same period in 2015, representing an increase of 8%.  The increase in revenues reflects continued strong M&A activity and a larger number of total clients advised.  We advised 246 clients (120 of whom paid fees equal to or greater than $1 million) in the first nine months of 2016 as compared with 213 clients (104 of whom paid fees equal to or greater than $1 million) during the same period in the prior year.

We continued to execute on our strategy of profitable expansion.  During the third quarter, we entered into a Strategic Alliance in Mexico with Alfaro, Dávila y Ríos, S.C. which will focus on cross-border transactions and further expand our global footprint. The Firm is now present in Brazil and Mexico, Latin America’s two largest markets.  We also announced the addition of a Senior Advisor in Houston who adds to the Firm’s growing capabilities covering Oil & Gas clients, and a Senior Advisor who will deepen the Firm’s client relationships with multinational companies.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Expenses
Compensation and benefits	$88,046	$86,277	2%	$87,405	$84,806	3%
% of revenues	58%	57%		58%	56%
Non-compensation expenses	$22,516	$25,603	-12%	$22,516	$25,603	-12%
% of revenues	15%	17%		15%	17%
Total operating expenses	$110,562	$111,880	-1%	$109,921	$110,409	0%
% of revenues	73%	74%		73%	73%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2016	2015	2016 vs. 2015 Variance	2016	2015	2016 vs. 2015 Variance

Expenses
Compensation and benefits	$240,912	$211,333	14%	$237,035	$207,015	15%
% of revenues	59%	56%		58%	55%
Non-compensation expenses	$68,289	$71,679	-5%	$68,289	$71,679	-5%
% of revenues	17%	19%		17%	19%
Total operating expenses	$309,201	$283,012	9%	$305,324	$278,694	10%
% of revenues	76%	75%		75%	74%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $110.6 million for the third quarter and $309.2 million for the first nine months of 2016.  On an Adjusted basis, operating expenses were $109.9 million for the third quarter of 2016 as compared with $110.4 million for the third quarter of 2015, and $305.3 million for the first nine months as compared with $278.7 million in the prior year period.  The increase in operating expenses in 2016 resulted from increased compensation and benefits expenses.

Compensation and benefits expenses were $88.0 million on a GAAP basis in the third quarter and $240.9 million for the first nine months of 2016.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for both 2015 and 2016) were $87.4 million and $237.0 million for the third quarter and first nine months of 2016, respectively, as compared with $84.8 million and $207.0 million for the third quarter and first nine months of 2015, respectively. The Adjusted compensation and benefits ratio increased from 56% in the third quarter and 55% in the first nine months of 2015 to 58% of revenues in the current year periods.  The increased compensation ratio reflects an additional tranche of equity amortization expense arising from the 2015 equity incentive grants made in early 2016 as well as modified vesting terms associated with that equity.

Non-compensation expenses on a GAAP and Adjusted basis were $22.5 million for the third quarter of 2016 as compared with $25.6 million for the third quarter of 2015.  Our  non-compensation expense ratio decreased to 15% from 17% in the same period of the prior year.  For the first nine months of 2016, GAAP and Adjusted non-compensation expenses were $68.3 million as compared with $71.7 million for the same period of the prior year, and the non-compensation expense ratio decreased to 17% from 19%, driven by continued expense discipline.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 38% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 62% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP to have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s third quarter 2016 income was taxed at our corporate effective tax rate of 39.5%, versus 40.0% in the prior year period.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of September 30, 2016, we held cash and short term investments of $235.6 million and had no debt or goodwill on our balance sheet. On October 25, 2016, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.32 per share to be paid on December 7, 2016 to common stockholders of record on November 22, 2016.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, October 26, 2016, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our third quarter 2016 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Third Quarter 2016 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10093107.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions and other corporate finance matters.  The Firm serves its clients with over 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information about Moelis & Company, please visit www.moelis.com.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Relations Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$150,676	$151,789	$408,765	$377,074

Expenses
Compensation and benefits	88,046	86,277	240,912	211,333
Occupancy	4,096	3,836	14,941	11,228
Professional fees	2,804	5,116	7,551	12,813
Communication, technology and information services	5,496	4,862	16,101	13,403
Travel and related expenses	4,490	5,951	16,452	16,695
Depreciation and amortization	817	646	2,359	1,954
Other expenses	4,813	5,192	10,885	15,586
Total expenses	110,562	111,880	309,201	283,012

Operating income (loss)	40,114	39,909	99,564	94,062
Other income (expenses)	187	(456)	391	(474)
Income (loss) from equity method investments	1,562	450	3,897	3,510
Income (loss) before income taxes	41,863	39,903	103,852	97,098
Provision for income taxes	6,550	5,273	16,715	15,652
Net income (loss)	35,313	34,630	87,137	81,446

Net income (loss) attributable to noncontrolling interests	25,824	24,540	63,785	58,889
Net income (loss) attributable to Moelis & Company	$9,489	$10,090	$23,352	$22,557

Weighted-average shares of Class A common stock outstanding
Basic	20,926,745	20,184,835	20,807,189	19,919,675
Diluted	24,301,063	21,466,021	23,516,239	21,105,523
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.45	$0.50	$1.12	$1.13
Diluted	$0.39	$0.47	$0.99	$1.07

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended September 30, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$88,046	$(641	)(a)	$87,405

Income (loss) before income taxes	41,863	641		42,504
Provision for income taxes	6,550	10,239	(b)	16,789
Net income (loss)	35,313	(9,598)		25,715

Net income (loss) attributable to noncontrolling interests	25,824	(25,824)		—
Net income (loss) attributable to Moelis & Company	$9,489	$16,226		$25,715

Weighted-average shares of Class A common stock outstanding
Basic	20,926,745	33,699,539	(b)	54,626,284
Diluted	24,301,063	33,699,539	(b)	58,000,602
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.45			$0.47
Diluted	$0.39			$0.44

(a)     Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.

	Three Months Ended September 30, 2015
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$86,277	$(1,471	)(a)	$84,806

Operating income (loss)	39,909	1,471		41,380
Other income (expenses)	(456)	505	(b)	49

Income (loss) before income taxes	39,903	1,976		41,879
Provision for income taxes	5,273	11,478	(b)(c)	16,751
Net income (loss)	34,630	(9,502)		25,128

Net income (loss) attributable to noncontrolling interests	24,540	(24,540)		—
Net income (loss) attributable to Moelis & Company	$10,090	$15,038		$25,128

Weighted-average shares of Class A common stock outstanding
Basic	20,184,835	33,932,671	(c)	54,117,506
Diluted	21,466,021	33,932,671	(c)	55,398,692
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.50			$0.46
Diluted	$0.47			$0.45

(a)     Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    Reflects the netting of GAAP adjustments made to the amount pursuant to the Company’s Tax Receivable Agreement against provision for income taxes.

(c)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.

	Nine Months Ended September 30, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$240,912	$(3,877	)(a)	$237,035

Income (loss) before income taxes	103,852	3,877		107,729
Provision for income taxes	16,715	25,838	(b)	42,553
Net income (loss)	87,137	(21,961)		65,176

Net income (loss) attributable to noncontrolling interests	63,785	(63,785)		—
Net income (loss) attributable to Moelis & Company	$23,352	$41,824		$65,176

Weighted-average shares of Class A common stock outstanding
Basic	20,807,189	33,819,095	(b)	54,626,284
Diluted	23,516,239	33,819,095	(b)	57,335,334
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.12			$1.19
Diluted	$0.99			$1.14

(a)    Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.

	Nine Months Ended September 30, 2015
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$211,333	$(4,318	)(a)	$207,015

Operating income (loss)	94,062	4,318		98,380
Other income (expenses)	(474)	505	(b)	31

Income (loss) before income taxes	97,098	4,823		101,921
Provision for income taxes	15,652	25,116	(b)(c)	40,768
Net income (loss)	81,446	(20,293)		61,153

Net income (loss) attributable to noncontrolling interests	58,889	(58,889)		—
Net income (loss) attributable to Moelis & Company	$22,557	$38,596		$61,153

Weighted-average shares of Class A common stock outstanding
Basic	19,919,675	34,197,831	(c)	54,117,506
Diluted	21,105,523	34,197,831	(c)	55,303,354
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.13			$1.13
Diluted	$1.07			$1.11

(a)     Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    Reflects the netting of GAAP adjustments made to the amount pursuant to the Company’s Tax Receivable Agreement against provision for income taxes.

(c)     Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.